September 6, 2007

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Bodisen Biotech, Inc.

File No. 001-32616

We have read the statements that we understand Bodisen Biotech, Inc. will include under Item 4.01 of the Form 8-K report, dated July 30, 2007, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Kabani & Company, Inc.